UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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AmerisourceBergen Corporation
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To Our Fellow Stockholders,

First and foremost, we hope that you are staying safe and healthy as we all continue to navigate our way through the COVID-19 pandemic. AmerisourceBergen is driven by its purpose: we are united in our responsibility to create healthier futures. The welfare of our associates and communities remains a top priority as we continue to ensure that customers and patients receive the medicines that they need during this challenging time.

As members of the Compensation & Succession Planning Committee (the “Committee”) of the Board of Directors (the “Board”) of AmerisourceBergen Corporation (the “Company”), we are reaching out today in advance of the 2021 Annual Meeting of Stockholders, to be held on March 11, 2021, to reinforce our commitment to maintain open communications with the investment community and invite further feedback on executive compensation. As you prepare to vote your shares, we request, based upon our careful deliberations assisted by an independent compensation consultant, that you vote “For” approval of our named executives’ compensation under our annual say-on-pay advisory vote (Item 3) and we ask that you consider the following factors, each of which is discussed in more detail below:

•The Committee believes that our compensation program is stockholder aligned.

•The Committee believes that non-GAAP metrics are effective in motivating executive performance to deliver long-term stockholder value.

•The Committee believes the results of the 2019 stockholder proposal on litigation-related compensation adjustments support the Committee’s approach to determining executive compensation payouts.

•The Committee believes that including the expense accrual related to opioid litigation for the purposes of calculating executive compensation payouts would not have been the appropriate approach.

•The Committee has considered the use of negative discretion.

In connection with this request that you vote “For” approval of our named executives’ compensation under our annual say-on-pay vote, we are making available additional information through this supplementary proxy material to provide context regarding the decisions and decision-making process of the Committee. Specifically, we are providing detail on compensation decisions in light of the accrual that was recorded as part of the Company’s Fiscal 2020 GAAP results stemming from progress towards a potential global settlement of opioid litigation.

The Board and the management team are committed to doing our part to combat the opioid epidemic. The Company has a longstanding commitment to ensuring a safe and efficient pharmaceutical supply chain. Our wholesale pharmaceutical distribution business plays a key, but specific, role of providing safe access to thousands of important medications to enable healthcare providers to serve patients with a wide array of clinical needs across the healthcare spectrum.

As a company subject to significant regulation, we report daily to the Drug Enforcement Administration and frequently to numerous other federal and state agencies. We have taken substantial steps to help prevent the diversion of controlled substances and are committed to joining other healthcare stakeholders, government entities, civic organizations, law enforcement agencies and individuals to help address the opioid epidemic.

We also support a variety of community outreach and education efforts, including through the AmerisourceBergen Foundation. Our Safe Disposal Program, for instance, has assisted more than 250 organizations by donating more than 1.2 million drug deactivation kits. In addition, our Foundation’s Opioid Resource Grant program has supported hundreds of organizations to combat opioid misuse through targeted funding.

For more information on our efforts, please visit our company website at: http://www.amerisourcebergen.com/pharmaceutical-distribution/fighting-the-opioid-epidemic.

The Committee believes that our compensation program is stockholder aligned.

We design our compensation program to be in the best interests of stockholders, and we engage an independent compensation consultant to assist us in this effort. Stockholders have consistently voiced strong support for our compensation program. Over the history of our ten say-on-pay votes – since the beginning of the say-on-pay vote requirement in 2011 – we have averaged more than 95% stockholder support, and have never had a vote result below 90%.

We believe our CEO’s compensation package is reasonable; proxy advisor ISS reports that our CEO’s disclosed pay is only 79% of their own independently-selected peer group median in Fiscal 2020, and only 74% in aggregate over the full three-year performance period. In fact, the pay-for-performance models of both major proxy advisors, ISS and Glass Lewis, showed strong alignment.

The overwhelming majority of our executive pay program is performance-based or at-risk. 72% of our CEO’s 2020 total direct compensation is linked to stock price, and 54% is tied to specific performance metrics and goals. The compensation programs for our other named executive officers are structured with a similar philosophy, with 59% of their compensation linked to stock price and 52% linked to specific performance metrics and goals.

Payouts have been driven strongly by performance. Our annual incentives paid between 72% and 110% in Fiscal 2019, 2018, and 2017, and our long-term incentives, which represent the majority of our executives' compensation opportunity, have paid below target for two of the three Fiscal years prior to 2020. For the three Fiscal years 2019, 2018, and 2017, our long-term incentives have paid at 22%, 57%, and 120%, respectively.

The Committee believes that the outcomes of the compensation program, including payouts made in connection with the annual program for Fiscal 2020 and the long-term program covering Fiscal 2018 through Fiscal 2020, are representative of the performance results achieved by management through the respective periods and align with stockholder outcomes.

The Committee believes that non-GAAP metrics are effective in motivating executive performance to deliver long-term stockholder value.

The performance-based components of our executive compensation program are based on non-GAAP metrics, including Adjusted EPS, Adjusted Operating Income, and Adjusted Free Cash Flow in our short-term incentive program, and compound annual adjusted EPS growth and average annual adjusted ROIC in our long-term incentive program. We believe that the use of these metrics is aligned with long-term value creation for our stockholders and consistent with prevailing market practice.

We use adjusted metrics because we believe they more accurately reward performance delivered within the relevant annual or multi-year performance period. We believe this approach removes the impact of events that are unusual, unpredictable, non-operating, non-recurring, or non-cash. Historically, we have used these adjustments consistently – both when adjustments work to increase as well as decrease executive compensation payouts.

We believe that our performance metrics, which consistently conform to a set of publicly disclosed, pre-determined adjustment criteria, better focus our executive team on executing on our strategy and are ultimately more indicative of the performance delivered by our executive team during the period.

The Committee believes the results of the 2019 stockholder proposal on litigation-related compensation adjustments support the Committee’s approach to determining executive compensation payouts.

In 2019, our stockholders were asked to vote on a stockholder proposal that urged the Board to “adopt a policy that no financial performance metric shall be adjusted to exclude Legal or Compliance Costs when evaluating performance for purposes of determining the amount or vesting of any senior executive Incentive Compensation award.” The supporting statement accompanying the proposal was clear that the focus of the proponent was opioid-related litigation.

In our response, also found in our 2019 proxy materials, we stated that “we believe that the proposal is not an appropriate response to the opioid epidemic facing our country, which we are actively working with other stakeholders to solve.” At the 2019 annual meeting, more than 88% of shares voted agreed with our position and were opposed to the stockholder proposal. The Committee considered stockholder support for the Board’s position when determining whether to use the Company’s Fiscal 2020 adjusted financial results for purposes of executive compensation.

The Committee believes that including the expense accrual related to opioid litigation for the purposes of calculating executive compensation payouts would not have been the appropriate approach.

Under our Omnibus Incentive Plan, the Committee has the ability to make adjustments to the calculation of financial performance metrics solely for the purpose of calculating executive compensation payouts. The Committee’s approach reflected a determination that including the impact of the legal expense accrual would not be in the best interests of the Company’s stockholders. Our executive compensation program and our selection of performance metrics are designed to encourage our management team to make decisions, including those related to the ongoing opioid litigation, that promote long-term value creation without being influenced by the implications those decisions could have on their personal compensation.

The Committee has considered the use of negative discretion.

The Committee also has the ability to exercise discretion to adjust executive compensation payouts. The Committee believes that discretion is an important tool that the Committee can use to align pay outcomes with management’s performance and stockholder outcomes when there are non-operational factors that may distort the pay-for-performance relationship.

In approving Fiscal 2020 compensation, the Committee evaluated the Company’s performance, particularly in reference to our two major competitors, to determine if stockholder outcomes were in line with pay program outcomes. Over the three-year period covering AmerisourceBergen’s Fiscal Year 2018 through Fiscal Year 2020, our company had a TSR of approximately +24%, compared to +0.2% for McKesson and -21% for Cardinal Health over the same period. Similarly, the Company also outperformed our two closest peers during the Company’s most recent Fiscal year. During Fiscal Year 2020, AmerisourceBergen had a TSR of approximately +20%, while McKesson produced a TSR of approximately +10% and Cardinal Health produced a TSR of approximately +3%.

The Committee also considered the strong performance of the management team during the year, particularly as they led the Company through a comprehensive and effective response to COVID-19, including protecting and promoting the well-being of our employees, keeping our commitments to our customers, and enhancing the resilience of the business for our stockholders. We are especially proud of our support for our associates, which included offering paid leave for associates unable to work due to COVID-19 related issues, providing back-up dependent care programs, broadening the mental health and well-being resources available to all associates, providing weekly incentives for frontline associates, and paying a one-time special bonus at year-end for more than 15,000 associates globally.

In light of all of these factors, the Committee decided it was not appropriate to exercise discretion in determining Fiscal 2020 executive compensation.

We ask for your support on Item 3, the Advisory Vote to Approve the Compensation of our Named Executive Officers.

We will continue to evaluate how our approach to executive compensation aligns with stockholder’s interests and how it encourages management to take actions to create long-term stockholder value.

We value your feedback on our executive compensation program and encourage you to share your perspectives throughout the year. And of course, we thank you for your continued support of our program and investment in AmerisourceBergen.

If you have any further questions or concerns, please feel free to send them to: Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087.

WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY INTERNET, BY TELEPHONE, OR BY MAIL. WE ASK THAT YOU VOTE FOR EACH PROPOSAL BASED ON THE RECOMMENDATION OF OUR BOARD OF DIRECTORS, INCLUDING “FOR” PROPOSAL THREE: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

THANK YOU FOR YOUR CONTINUED SUPPORT!

Sincerely,

AmerisourceBergen Corporation Compensation & Succession Planning Committee

Michael J. Long (Chair)
Richard W. Gochnauer
Kathleen W. Hyle
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